PROSPECTUS SUPPLEMENT NO. 9	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 5, 2003)	Registration Statement No. 333-108972

$125,000,000

3.50% Convertible Subordinated Notes Due 2008 and

the Common Stock Issuable on Conversion of the Notes

BioMarin Pharmaceutical Inc.

This prospectus supplement supplements our prospectus dated December 5, 2003, as amended or supplemented, relating to the sale from time to time by certain of our security holders (including their transferees, donees, pledgees or successors) of up to $125,000,000 aggregate principal amount at maturity of our 3.50% Convertible Subordinated Notes due 2008 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

The information in the table appearing under the heading “Selling Securityholders” beginning on page 48 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding(2)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Offered Hereby(3)	Percentage of Common Stock Outstanding(4)
UBS Securities LLC	$5,926,230	4.74%	423,000	423,000	*

*	Less than 1%
(1)	When taken together with the selling security holder table in the prospectus and its accompanying supplements, the aggregate principal amount of notes beneficially owned by selling security holders reflected in information provided to us totals more than $125,000,000 because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, since the date on which they provided the information regarding their notes for inclusion in this table and the table included in the prospectus and its accompanying supplements. However, in no event will the selling securityholders, in the aggregate, sell pursuant to the prospectus, as supplemented from time-to-time, more than $125,000,000 aggregate principal amount of notes.
(2)	The percentage of notes outstanding beneficially owned by each selling security holder is based on $125,000,000 aggregate principal amount of notes outstanding.
(3)	Assumes conversion of all of the holder’s notes at a conversion rate of 71.3572 shares of common stock, par value, $.001 per share, per $1,000 principal amount of the notes (representing an initial conversion price of approximately $14.01 per share of common stock). However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion of Notes” in the prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 74,641,983 shares of common stock outstanding on February 21, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

Information about other selling securityholders will be set forth in an amendment to the registration statement of which the prospectus is a part or in prospectus supplements, as required.

We prepared this table based on the information supplied to us by the selling securityholders named in the table.

See “Risk Factors” beginning on page 4 of the accompanying prospectus to read about risks that you should consider before buying the notes or shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2006